AMENDMENT NO. 1 TO STOCK AND WARRANT PURCHASE AGREEMENT
                 -------------------------------------------------------


        THIS AMENDMENT NO. 1 TO STOCK AND WARRANT PURCHASE AGREEMENT (this "Amendment") dated as of January 25, 1996, is executed, agreed to and adopted for good and valuable consideration by MAGELLAN HEALTH SERVICES, INC. (f/k/a Charter Medical Corporation), a Delaware corporation (the "Company") and RAINWATER-MAGELLAN HOLDINGS, L.P., a limited partnership formed pursuant to the provisions of the Texas Revised Limited Partnership Act ("Buyer");


                              W I T N E S S E T H:
                              --------------------

        WHEREAS, the Company and Richard E. Rainwater (the "Initial Buyer") have previously entered into that certain Stock and Warrant Purchase Agreement dated as of December 22, 1995 (the "Purchase Agreement"); and

        WHEREAS, in accordance with Section 10.3 of the Purchase Agreement and pursuant to that certain Assignment and Assumption Agreement of even date herewith (the "Assignment"), the Initial Buyer assigned its rights, interests and obligations under the Purchase Agreement to Buyer, and Buyer assumed the Initial Buyer's liabilities, covenants and obligations thereunder; and

        WHEREAS, the Assignment provides that the Purchase Agreement shall be amended to reflect the substitution of Buyer under the Purchase Agreement; and

        WHEREAS, the parties hereto desire to further amend the Purchase Agreement to make certain clarifications therein; and

        NOW,  THEREFORE,  in  consideration  of the  premises and other good and
valuable   consideration,   the   adequacy  and  receipt  of  which  are  hereby
acknowledged, the parties hereby agree as follows:

        1. Defined Terms. Capitalized terms used in this Amendment and not defined herein shall have the respective meanings given to them in the Purchase Agreement.

        2.     Amendments to the Purchase Agreement.

        (a) Annex I to the Purchase Agreement shall be amended to replace the Initial Buyer with Buyer under the column headed "Name of Buyer." The term "Buyer" wherever referred to in the Purchase Agreement or in any Exhibit, Annex or Schedule thereto is amended to refer to Rainwater-Magellan Holdings, L.P., and the term "party" or "parties" shall, in addition to referring to the Company, refer to Rainwater-Magellan Holdings, L.P.

        (b) Section 1.3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

        "The parties hereto acknowledge that the allocation of the Purchase Price between the Shares and the Warrants was made by them in arm's length negotiation and agree that as of the date hereof the aggregate Purchase Price for the Securities shall be allocated $2,000,000 for the Warrants and $67,732,000 for the Shares."







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        (c) The first  sentence  of Section  5.4 of the  Purchase  Agreement  is amended by adding the following at the end:

        "or the Company's Board of Directors will elect an Initial Designee acceptable to the Company to fill a vacancy in the Board of Directors."

        (d) Section 5.5 of the Purchase Agreement is hereby amended to (i) correct the reference to "March 31, 1995" appearing in the thirteenth line of such Section, to "March 31, 1996" and (ii) to delete the period at the end of such section and insert the following proviso:

        "; provided that, if Buyer shall have incurred only one HSR Act filing fee as of the Closing, then the Company's obligation to reimburse Rainwater, Inc. for a second HSR filing fee and related expenses pursuant to clause (ii)(A) above, shall survive such Closing so that if Buyer is required to make an additional filing for HSR Act approval in connection with an exercise of the Warrants, the Company shall reimburse Buyer or Rainwater, Inc. (as applicable) for such filing fee together with all other fees and expenses (including fees and expenses of counsel) incurred in connection with such filing."

        (e) Section 10.2 of the Purchase Agreement is hereby amended to delete the period at the end of such section and insert the following:

        ", including, but not limited to, that certain letter of intent (and attached term sheet) by and between the Company and Rainwater, Inc. dated December 15, 1995, and that certain Confidentiality Agreement by and between the Company and Rainwater, Inc. dated as of November 20, 1995."

        3. Effect of Amendment. Except as heretofore expressly set forth in this Amendment, all terms and provisions of the Purchase Agreement shall remain in full force and effect as originally executed.

        4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.





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        IN WITNESS  WHEREOF,  the parties have executed this Amendment as of the date first above written.

                                 MAGELLAN HEALTH SERVICES, INC.



                                 By:   /s/ Craig L. McKnight
                                    ----------------------------------------
                                    Craig L. McKnight, Executive Vice President
                                    and Chief Financial Officer





                                   RAINWATER-MAGELLAN HOLDINGS, L.P.

                                   By:   Rainwater, Inc., General Partner



                                   By:   /s/ Kenneth A. Hersh
                                      -----------------------------------------
                                      Kenneth A. Hersh, Vice President



















40334 00002 CORP 106126



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